EXHIBIT 99.1

i2 TECHNOLOGIES, INC.
LETTER TO THE SECURITIES AND EXCHANGE COMMISSION
REGARDING CERTAIN REPRESENTATIONS RECEIVED FROM
ARTHUR ANDERSEN LLP IN CONNECTION WITH THEIR AUDITS.

March 26, 2002

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549-0406

Ladies and Gentlemen:

i2 Technologies, Inc., a Delaware corporation, has received a representation letter from Arthur Andersen LLP (“Andersen”), our independent public accountants, in connection with the issuance of their audit report included within this Annual Report on Form 10-K. In their letter regarding the audits of our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, Andersen has represented to us the following:

•
their audits were subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards;

•	there was appropriate continuity of Andersen personnel working on the audits;

•	there was appropriate availability of national office consultation; and

•	there was appropriate availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

Sincerely,

i2 TECHNOLOGIES, INC.

By:	/s/ WILLIAM M. BEECHER
William M. Beecher
Executive Vice President and
Chief Financial Officer
i2 Technologies, Inc.
One i2 Place
11701 Luna Road
Dallas, Texas 75234

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